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                                                                  EXHIBIT 21.1

                     LIST OF WHOLLY OWNED SUBSIDIARIES

                                                 STATE OF INCORPORATION
       NAME OF ENTITY                                OR ORGANIZATION
       --------------                            -----------------------

Cornerstone Gas Resources, Inc.                        Delaware
Cornerstone Pipeline Company                           Delaware
     *Energy Transfer Corporation                      Texas
Cornerstone Gas Gathering Company                      Delaware
Cornerstone Gas Processing, Inc.                       Delaware
Endevco Producing Company                              Delaware
Dubach Gas Company                                     Texas
Pentex Pipeline Company                                Texas

*Energy Transfer Corporation is a wholly owned subsidiary of Cornerstone Pipeline Company